Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS YEAR END RESULTS

Wayne, PA – April 22, 2004 – Triumph Group, Inc. (NYSE:TGI) reported today that, for fiscal 2004, net sales from continuing operations were $608.3 million, compared to $565.4 million for fiscal 2003.  Net income for fiscal 2004 was $18.2 million, or $1.14 per diluted common share, versus $36.7 million, or $2.31 per diluted common share, for fiscal 2003.  Discontinued operations incurred a net loss of $1.2 million for fiscal 2004 compared to a net loss of $0.9 million in the prior year.

Net sales from continuing operations for the fourth quarter ended March 31, 2004 were $175.8 million, compared to $151.7 million for the prior year, a 16 percent increase.  Net income for the fourth quarter of fiscal 2004 was $1.2 million, or $0.08 per diluted common share, down from $8.7 million, or $0.55 per diluted common share, in the prior year.  Discontinued operations broke even for the three months ended March 31, 2004 compared to a net loss of $0.8 million in the prior year period.

As a result of the continuing reduction in the IGT business and the decision to consolidate the operations of its Components Group, the quarter’s results included the Group’s operating loss of approximately $16.0 million, which was primarily associated with our Phoenix operations and included writing down inventory values, increasing bad debt reserves and reducing the book value of associated equipment.  The Group’s results also included R & D costs of $1.5 million incurred in developing aftermarket replacement parts for the IGT market. It is anticipated that up to $4.0 million of cost will be incurred in fiscal year 2005 as the consolidation is completed.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “We are encouraged by the positive trends in revenue which, when added to the contribution from the Triumph Gear Systems’ acquired revenue, enabled us to achieve record sales in the quarter.  Strength in our aerospace and aftermarket repair and overhaul shipments more than offset the lower demand levels from new aircraft build rates, which appear to be bottoming out.  While we are encouraged by the revenue growth we experienced in our aviation markets, we are disappointed by the sharp decline in the IGT markets demand for new generating units and the impact this has had on our results. We remain committed to the long term opportunities in supplying parts and services to the IGT aftermarket and our realignment steps will better position our facilities and capabilities to meet our customers requirements.”

-More-

Regarding the outlook for the upcoming year, Mr. Ill stated, “While we expect to see continuing modest growth in the aftermarket, we don’t expect any significant recovery in deliveries of new commercial aircraft until late in 2005 or 2006. As a result of these conditions, we project sales to be in the range of $675 to $700 million and earnings per share for the year to be $1.70 to $1.80, with quarterly results sequentially improving during the year.”

Triumph Group, Inc. headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.

The Company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements which are not historical facts, including statements regarding projected growth in aftermarket revenues, expected sales and earnings per share estimates, are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties including statements regarding the outlook for continued opportunities for future growth.  The company wishes to caution readers that several important factors could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2003.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 3 PAGES

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003

Net Sales	$175,755	$151,690	$608,315	$565,381

Operating Income	2,967	17,579	36,613	70,623

Interest Expense and Other	3,269	2,792	12,212	12,365
Income Tax (Benefit) Expense	(1,522)	5,249	4,991	20,682

Income from Continuing Operations	1,220	9,538	19,410	37,576
Loss from Discontinued Operations	(23)	(828)	(1,188)	(859)

Net Income	$1,197	$8,710	$18,222	$36,717

Earnings Per Share - Basic:

Income from Continuing Operations	$0.08	$0.60	$1.23	$2.37
Loss from Discontinued Operations	($0.00)	($0.05)	($0.07)	($0.05)
Net Income	$0.08	$0.55	$1.15 *	$2.32

Weighted average common shares outstanding - Basic	15,858	15,843	15,842	15,833

Earnings Per Share - Diluted:

Income from Continuing Operations	$0.08	$0.60	$1.22	$2.36
Loss from Discontinued Operations	($0.00)	($0.05)	($0.07)	($0.05)
Net Income	$0.08	$0.55	$1.14 *	$2.31

Weighted average common shares outstanding - Diluted	15,955	15,877	15,918	15,924

* difference due to rounding

OTHER SELECTED INFORMATION

Continuing Operations:

Depreciation and Amortization	$8,023	$6,349	$28,237	$24,387

Capital Expenditures	$5,272	$9,417	$25,446	$31,567

BALANCE SHEET

	March 31, 2004	March 31, 2003
Assets
Cash	$6,766	$8,583
Accounts Receivable, net	122,273	106,841
Inventory	205,472	196,343
Assets held for sale	28,296	27,883
Income Tax Refund Receivable	8,829	-
Prepaid Expenses and Other	3,801	3,549
Current Assets	375,437	343,199

Property and Equipment, net	248,626	215,832
Goodwill	267,621	260,467
Intangible Assets, net	27,514	31,055
Other, net	15,371	13,615

Total Assets	$934,569	$864,168

Liabilities & Stockholders' Equity

Accounts Payable	$55,259	$47,466
Accrued Expenses and Other	48,492	44,808
Liabilities related to assets held for sale	8,809	6,361
Income Taxes Payable	1,533	3,231
Deferred Income Taxes	1,444	1,585
Current Portion of Long-Term Debt	4,884	7,831
Current Liabilities	120,421	111,282

Long-Term Debt, less current portion	220,963	191,692
Deferred Income Taxes and Other	78,069	66,209

Stockholders' Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,027,324 shares issued	16	16
Capital in excess of par value	259,322	258,675
Treasury Stock, at cost, 167,260 and 183,260 shares	(4,152)	(4,549)
Accumulated other comprehensive income	1,408	543
Retained earnings	258,522	240,300
Total Stockholders' Equity	515,116	494,985

Total Liabilities and Stockholders' Equity	$934,569	$864,168

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the three months ended March 31, 2004 was $11.0 million with a margin of 6.3%.  EBITDA for the three months ended March 31, 2003 was $23.9 million with a margin of 15.8%.  EBITDA for the twelve months ended March 31, 2004 was $64.9 million with a margin of 10.7%. EBITDA for the twelve months ended March 31, 2003 was $95.0 million with a margin of 16.8%.

Management believes that EBITDA provides investors with an important perspective on the current underlying performance of the business by identifying non-cash expenses, interest and taxes included in income from continuing operations.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	1,220	9,538	19,410	37,576

Add-back:
Income Tax (Benefit) Expense	(1,522)	5,249	4,991	20,682
Interest Expense and Other	3,269	2,792	12,212	12,365
Depreciation and Amortization	8,023	6,349	28,237	24,387

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA")	10,990	23,928	64,850	95,010

Net Sales	175,755	151,690	608,315	565,381

EBITDA Margin	6.3%	15.8%	10.7%	16.8%

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